Exhibit 97.2

February 18, 2019

Compensation Recoupment Policy
If, in the sole discretion of the Human Resources and Compensation Committee (“Committee”) of the Board of Directors based on an investigation conducted by the Business Integrity group in accordance with the C-2 Investigations & Speaking Up Policy, there has been Significant Misconduct (as defined below), then the Committee shall determine the extent, if any, to which the Incentive-Based Compensation of any Covered Executive involved in such misconduct should be recouped consistent with the provisions below.

a.For purposes of this policy, the following definitions shall be used:
i.“Covered Executive” means any Mondelēz International (“Company”) employee at Salary Band G and above.

ii.“Executive Officer” means any executives of the Company subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, as may be determined by the Company’s Board of Directors.

iii.“Incentive-Based Compensation” means incentive compensation granted or paid during the last three years including, but not limited to, annual performance bonuses (including any amounts deferred) and long-term incentive grants.
iv.“Recoupment” means the recapture, recovery, cancellation or forfeiture of compensation to, or similar actions regarding, a Covered Executive, whether or not such compensation already has been paid or has vested.

v.“Significant Misconduct” means conduct resulting in a violation of:

•the Company’s Code of Conduct or Compliance Policy that causes significant financial or reputational harm to the Company, or
•a legal requirement relating to the manufacturing, sales or marketing of the Company’s products that causes significant financial or reputational harm to the Company

b.This policy applies to (i) any Covered Executive who was directly engaged in the Significant Misconduct, (ii) any Covered Executive who supervised a subordinate employee that engaged in the Significant Misconduct at issue, whose misconduct does not constitute an isolated occurrence and which the Covered Executive knew or should have known

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February 18, 2019

was occurring, provided that the Incentive-Based Compensation of any Covered Executive will not be impacted if such employee was not involved in the misconduct at issue or was not responsible for the supervision of an employee involved in the misconduct at issue, and (iii) all Covered Executives to the extent that a financial restatement is required due to incorrect filings based on a violation of the Company’s Code of Conduct or Compliance Policy that resulted in a financial benefit to Covered Executives through the incentive compensation plans.
c.The determination by the Committee of whether to recoup Incentive-Based Compensation may be influenced by a variety of factors, including, but not limited to, (i) whether the underlying conduct was an isolated occurrence, (ii) feasibility and cost of implementation, (iii) legal and compliance factors, and (iv) whether other disciplinary actions against the Covered Executive have been taken.

d.If the Committee determines that it is appropriate to recoup Incentive-Based Compensation from a Covered Executive under this policy, the Committee shall decide on
(i) the amount of Incentive-Based Compensation provided to the Covered Executive that is subject to recoupment and (ii) the method of recoupment, including whether to seek the return of Incentive-Based Compensation already paid or to withhold or otherwise recoup (totally or partially) compensation that has not vested or has not been paid.
e.The Committee may delegate to a management committee (comprising HR, Legal, and Business Integrity) the administration of this policy with respect to Covered Executives who are not Executive Officers of the Company. In the event of such delegation, the management committee shall report to the Committee on any occurrences where it would be appropriate for the Committee to determine whether the policy has been triggered. Management shall also provide a report to the Committee, at least annually, describing any recoupment determinations made under this policy.
f.The Committee shall retain oversight responsibility for this policy.
g.The Committee shall report to the full Board on any recoupment determination made with respect to an Executive Officer of the Company.
h.Nothing in this policy is designed or intended to: (i) limit or restrict the Company or the Board of Directors from taking any disciplinary or legal action they deem appropriate; or (ii) conflict with any applicable laws or regulations.
i.Decisions made pursuant to this policy may be made in conjunction with, or separate and apart from, other Company recoupment programs.

j.This policy only applies to Incentive-Based Compensation granted or paid after the adoption of the policy.

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